Exhibit 1.01

Philips Conflict Minerals Report

This Conflict Minerals Report for Koninklijke Philips N.V. (hereafter “Royal Philips”, “Philips”, or “our”) covers the reporting period from January 1st to December 31st, 2016, and is presented pursuant to the Securities Exchange Act of 1934, Rule 13p-1 (the “conflict minerals law”) and the provisions of Form SD.

This Conflict Minerals Report is filed as Exhibit 1.01 to Philips’ Specialized Disclosure Report on Form SD and is also posted on the Philips conflict minerals website.

Contents

1. Introduction	2

2. Philips conflict-free minerals program	3

Philips	3

Supply chain characteristics for 3TG	3

Philips due diligence program	4

OECD Step 1: Company Management system	4

OECD Step 2: Risk identification and assessment	5

OECD Step 3: Strategy to respond to identified risks	7

OECD Step 4: Audits of smelter due diligence practices	7

OECD Step 5: Report annually on supply chain due diligence.	7

3. Reasonable Country of Origin Inquiry results	7

4. Due diligence framework & measures[1]	9

Framework	9

Measures	9

5. Due diligence outcomes	11

6. Determination	11

7. Steps to improve future due diligence	12

8. List of smelter facilities	12

9. Independent private sector audit	20

10. Data sources used	21

11. Abbreviations	21

Exhibit A – Independent Auditor’s Assurance Report	21

[1]	The due diligence framework and measures, as set forth in Section 4 of this report have been audited by Ernst & Young Accountants LLP, Philips’ independent external auditor. The audit report is set forth as Exhibit A to this Conflict Minerals Report.

1. Introduction

The Democratic Republic of the Congo (DRC) and its adjoining countries have significant reserves of tin, tantalum, tungsten and gold (henceforth referred to as “3TG”). All of these minerals are commonly used in the manufacturing of products for both consumer and professional markets. Various parties, including the United States Congress, have expressed their concern that the exploitation and trade of conflict minerals by armed groups is helping to finance conflict in the DRC region and is contributing to an emergent humanitarian crisis. The DRC produces 16.68% of the world’s tantalum production and about 2% of the world production of tin. (Source: U.S. Geological Survey – Minerals Commodity Summaries 2016).

In 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) was enacted. Section 1502 of the Act specifically relates to conflict minerals and, as implemented by Rule 13p-1 under the Securities Exchange Act of 1934, requires registrants (issuers of securities that are required to file periodic reports with the United States Securities and Exchange Commission (SEC)) to make disclosures, for each calendar year, if conflict minerals are necessary to the functionality or production of a product manufactured by the registrant or contracted by the registrant to be manufactured. If the registrant determines, for a calendar year, that conflict minerals are necessary to the functionality or production of a product manufactured by the registrant or contracted by the registrant to be manufactured, the SEC registrant is required to file a Form SD with the SEC for that calendar year. If, after conducting in good faith, a reasonable country of origin inquiry, the SEC registrant determines, or has reason to believe, that any of the 3TGs used in connection with the products for which it is responsible may have originated in the DRC or an adjoining country, or did not come from recycled or scrap sources, the registrant is required to conduct due diligence on the source and chain of custody of its conflict minerals, following a nationally or internationally recognized framework. If, based on this due diligence, the registrant determines that, or is unable to determine whether, its conflict minerals originated from the DRC or an adjoining country, the registrant is also required to file a Conflict Minerals Report.

Philips has concluded, that:

•	Philips has manufactured and contracted to manufacture products as to which 3TGs are necessary to the functionality or production; and

•	Based on the reasonable country of origin inquiry (RCOI), Philips knows or has reason to believe that a portion of its necessary 3TGs originated or may have originated from the DRC or an adjoining country and knows or has reason to believe that they may not be solely from recycled or scrap sources.

•	Based on Philips’ due diligence measures on the source and chain of custody of those necessary 3TGs used in its products, Philips is unable to determine for all 3TGs used in its products whether they originated from the DRC or an adjoining country.

As a result, Philips is filing this Conflict Minerals Report with the Form SD in accordance with the requirements of Rule 13p-1 of the Securities Exchange Act of 1934.

2. Philips conflict-free minerals program

Philips

Royal Philips (NYSE: PHG, AEX: PHIA) is a leading health technology company focused on improving people’s health and enabling better outcomes across the health continuum from healthy living and prevention, to diagnosis, treatment and home care. Philips leverages advanced technology and deep clinical and consumer insights to deliver integrated solutions. The company is a leader in diagnostic imaging, image-guided therapy, patient monitoring and health informatics, as well as in consumer health and home care. Philips Lighting is a global leader in lighting products, systems and services and was listed as a separate entity on Euronext Amsterdam on May 27, 2016 (AEX: LIGHT). Philips held a controlling interest in Philips Lighting throughout 2016. Philips also owned all of Lumileds, a leader in light engine technology, throughout 2016, but has agreed to sell a majority interest in Lumileds in a pending transaction. This consolidated Conflict Minerals Report reflects the due diligence results in respect of Philips Lighting and Lumileds for 2016.

In 2016, Royal Philips was organized around the following segments and business groups:

•	For the segment Diagnosis & Treatment businesses: Diagnostic Imaging, Image-Guided Therapy, and Ultrasound,

•	For the segment Connected Care & Health Informatics businesses: Patient Care & Monitoring Solutions, Healthcare Informatics, Solutions & Services, and Population Health Management,

•	For the segment Other: Innovation, Emerging Businesses, IP Royalties, Central costs, and Other,

•	For the segment Personal Health businesses: Personal Care, Domestic Appliances, Sleep & Respiratory Care and Health & Wellness,

•	For the segment Lighting: Lamps, LED, Professional, Home, and Other,

•	For the segment Legacy Items: Legacy litigation, and Separation cost.

Supply chain characteristics for 3TG

The supply chain for 3TGs consists of many tiers. Before reaching Philips’ direct suppliers, in general 3TGs will go from mines to traders, exporters, smelters or refiners (collectively referred to in this report as smelters), alloy producers and component manufacturers, and sometimes intermediate suppliers. One or more of the 3TG metals are contained in the vast majority of Philips products, typically in small quantities. Philips sources products and components from approximately 10,000 first tier suppliers globally. First tier suppliers are those suppliers that Philips selected and with whom Philips has a direct business relationship. These first tier suppliers may select their suppliers (second tier suppliers), which in turn may have their own group of suppliers (third tier), and so on. There may be seven or more tiers in the supply chain between a 3TG mine and Philips’ first tier suppliers. Philips works with its first tier suppliers to investigate the deeper levels of the supply chain, to determine the origin of 3TGs contained in Philips products.

Philips due diligence program

Due to Philips’ position in the supply chain and limited insight in and leverage over the deeper levels of the supply chain, Philips engages and actively cooperates with other industry members. As encouraged in the second edition of the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (including its supplements on 3TG, referred to in this report as “OECD Guidance”), the internationally recognized standard on which Philips’s system is based, Philips supports an industry initiative that uses an independent third-party audit to identify smelters that have systems in place to assure sourcing of only conflict-free materials. That industry initiative is the EICC and GeSI’s Conflict-Free Sourcing Initiative (CFSI).

The data on which certain statements in this report were based was obtained through Philips’ membership in the CFSI, using the CFSI Reasonable Country of Origin Inquiry report2 (CFSI membership name “PHIL”). Philips uses the tools and programs developed by the CFSI, especially the Conflict Minerals Reporting Template (CMRT) and the Conflict Free Smelter Program (CFSP).

Philips designed its conflict minerals supply chain due diligence program with reference to the OECD Guidance and the five steps described in the supplements on 3TG.

OECD Step 1: Company Management system

Philips adopted a Position paper on responsible sourcing in relation to conflict minerals3, posted it on the company website and communicated it to all priority suppliers (see below section “OECD Step 2” for definition of priority suppliers). Philips has committed not to purchase raw materials, subassemblies, or supplies which Philips knows contain conflict minerals that directly or indirectly finance or benefit armed groups in the DRC or an adjoining country. Philips program goals as described in the position paper encourage the development of initiatives that will:

•	Minimize the trade in conflict minerals from mines that directly or indirectly finance or benefit armed groups anywhere in the world.

[2]	This list provides country of origin information for smelting and refining facilities that are validated through the Conflict-Free Smelter Program. This data is based on the results of the independent third-party audits is available to CFSI member companies only. The audit standard is developed according to global standards including the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act.
[3]	The content of any website referred to in this Conflict Minerals Report is included for general information only and is not incorporated by reference in the Conflict Minerals Report or Form SD

•	Enable legitimate minerals from the conflict and high risk regions to enter global supply chains, thereby supporting the economies and the local communities that depend on these exports.

Philips created and maintains an internal conflict minerals team to manage the implementation and progress of Philips’ due diligence efforts. The internal team consists of representatives from Procurement, Sustainability, Finance and Control, Legal and the Ethics Office.

Philips established a system of control and transparency over its 3TG supply chains by creating a process to engage a group of first tier priority suppliers and request them to submit information to Philips using the CMRT4. The information submitted by priority suppliers includes information gathered by those suppliers about the smelters identified in their own supply chains. The information was used by Philips to assess the due diligence efforts implemented by priority suppliers, and to identify smelters in the supply chain.

Philips made responsible sourcing of minerals a supplier contract requirement. The Philips Supplier Sustainability Declaration (SSD) includes a provision about Responsible Sourcing of Minerals. The SSD is part of the general conditions of purchase, and of the purchasing agreements signed with suppliers. It requires suppliers to have a policy in place to reasonably assure that their 3TG does not directly or indirectly finance or benefit armed groups that are perpetrators of serious human rights abuses in the DRC or an adjoining country, and to exercise due diligence on the source and chain of custody.

For first tier suppliers in risk-countries Philips has a supplier sustainability audit program5 in place, in which implementation of the SSD is assessed. Responsible Sourcing of Minerals is one of the topics reviewed in these audits. In case non-conformances are identified during the audit, suppliers are requested to make a corrective action plan and Philips monitors the implementation of this plan until the non-conformance is corrected.

Multiple communication channels exist to serve as grievance mechanisms for early-warning risk awareness. Internally, Philips has a hotline available to its personnel to report anonymously possible violations of Philips General Business Principles and other policies. Externally, concerns can be reported via the externally hosted Philips Ethics Line, Philips website and via existing industry grievance mechanisms like CFSI and ITRI’s Tin Supply Chain Initiative (iTSCi).

OECD Step 2: Risk identification and assessment

Given the large number and diversity of Philips’ suppliers, Philips focuses its efforts on a group of first tier priority suppliers and works with them to identify the smelters in their supply chain. Priority suppliers are selected based on two primary factors:

•	Purchasing spend

The selected priority suppliers cover the top 80% spend of the commodity groups identified by Philips as relevant due to the usage of 3TG as a component. Philips uses a system to classify suppliers in commodity groups, for example plastics, packaging, and metals. Philips excluded from the set of “relevant commodity groups” any suppliers in commodity groups for which it is unlikely that one or more of the 3TGs is contained in the products, for example, software suppliers and packaging suppliers.

[4]	The CMRT is a survey tool developed by the CFSI to standardize collection of due diligence information in the supply chain.
[5]	More information about the Philips supplier sustainability audit program can be found here: http://www.philips.com/a-w/about/company/suppliers/supplier-sustainability/our-programs/supplier-sustainability-assessment.html

•	Usage of 3TG

Suppliers with products that contain a high quantity of 3TG were selected as priority suppliers with a significantly lowered purchasing spend threshold (e.g. solder suppliers). Even if these suppliers are not in the scope of the top 80% spend cut off, Philips includes them based on the relatively high quantity of 3TG content they supply.

All identified priority suppliers receive a letter formally requesting them to:

•	Adopt a policy to reasonably assure that the 3TG in their products does not directly or indirectly finance or benefit armed groups in the DRC or an adjoining country.

•	Identify all 3TG smelters in their supply chain. If they don’t source directly from smelters, they are asked to pass on this request to their suppliers (who may have to pass it on to their suppliers, until the smelters are identified).

•	Cascade the Philips request to only source from CFSP (or equivalent) compliant smelters to their suppliers and ask them to do the same with their next tier partners.

•	Report back to Philips by filling in the CMRT.

A Philips conflict minerals helpdesk is available to increase awareness amongst priority suppliers and to help them meet Philips’ expectations/requirements. Different background and training materials are made available to suppliers. Webinars are organized for suppliers in both English and Chinese.

Philips reviews each received supplier CMRT and assesses whether it meets the acceptance criteria related to completeness, the supplier’s data collection from next tier suppliers, and smelter identification and disclosure and whether the supplier has adopted a conflict-free policy. Suppliers with a CMRT that does not meet the acceptance criteria are requested to take corrective actions and update their CMRT accordingly.

Philips reviews the supplier CMRTs to determine if there are any findings that indicate a need to conduct further due diligence and gather more detailed information. An example of such a finding is when suppliers indicate that their 3TG metals originate from the DRC or adjoining countries.

Philips evaluates the smelters identified in the supplier CMRTs based on the information available. Philips uses the Conflict Free Smelter Program (CFSP) compliant and active6 smelter list (CFSP recognizes and includes smelters from other lists such as the London Bullion Metal Association (LBMA) and Responsible Jewelry Council (RJC)). If available, Philips will also use other sources of information to assess potential risk. For example, Philips may review publicly available reports or direct information that Philips may have about a smelter’s sourcing practices.

[6]

CFSI active smelter and refiners are at various stages of the audit cycle (undergoing or committed to undergo the audit). The full definition of CFSI “active” smelters can be found here: http://www.conflictfreesourcing.org/active-smelters-refiners/

OECD Step 3: Strategy to respond to identified risks

Progress and findings of the supply chain risk assessment are regularly reported to senior management. The risk management plan adopted by Philips is in accordance with its policy to ultimately discontinue doing business with any supplier found to be purchasing 3TG material which directly or indirectly finances or benefits armed groups in the DRC or adjoining countries, after attempts at corrective actions are not successful.

To monitor and track performance of risk management efforts, Philips uses data reported by suppliers in the CMRTs and updates of the CFSP compliant smelter list. The status is discussed internally in monthly reviews with the conflict minerals team and reported to senior management.

Philips requests priority suppliers to update and resend their CMRT when additional information becomes available. When updates are received, the CMRT review step as described above is repeated to assess and mitigate risks.

OECD Step 4: Audits of smelter due diligence practices

The fourth step in the OECD guidance is to carry out independent third-party audits of supply chain due diligence at identified points in the supply chain. Philips is a member of CFSI and uses information provided by the CFSI for this step. Through its membership, Philips has access to the CFSI RCOI report data which is used to identify the minerals country of origin and conflict-free status of smelters.

Philips contributes to the CFSI as a member company, and encourages smelters to participate in the CFSP through direct communication and smelter outreach communication.

OECD Step 5: Report annually on supply chain due diligence.

Since 2014, Philips reports annually on supply chain due diligence by filing a Form SD and Conflict Minerals Report with the SEC. Philips has been including certain disclosures about the use of conflict minerals since 2009, even before the SEC’s rules first became effective. A dedicated conflict minerals website with information for consumers, customers and suppliers is available. In 2012, Philips was the first company to publish its smelter list, and will continue to regularly update this list as more information becomes available.

3.	Reasonable Country of Origin Inquiry results

As described above, if, after conducting in good faith, a reasonable country of origin inquiry, the SEC registrant determines, or has reason to believe, that any of the 3TGs used in connection with the products for which it is responsible may have originated in the DRC or an adjoining country, or did not come from recycled or scrap sources, the registrant is required to conduct due diligence on the source and chain of custody of its conflict minerals, following a nationally or internationally recognized framework.

Philips identified 590 priority suppliers and used the data provided by these suppliers in their CMRTs to identify the smelters in the Philips supply chain. These smelters may have been used to process 3TG metals contained in Philips products.

Philips achieved a 99% response rate in its supply chain investigation and 91% of the submitted CMRTs met or exceeded the Philips’ 2016 minimum acceptance criteria. Names of 345 different entities were provided by priority suppliers as part of their smelter lists.

However, some of the entities named by the priority suppliers may not be smelters. Philips used the “CFSI smelter reference list” in the CMRT version 4.20 as a reference to compile the Philips Smelter List. Based on this reference list, Philips identified a total of 311 recognized smelters in the supply chain out of the 345 names reported to Philips.

Philips researched the remaining 34 entities reported and concluded that 20 of them are most likely not smelters, or have discontinued their operations as smelters. Another 5 entities fall under a category “Group Company”, which means that different smelter facilities are owned by one Group Company and the corresponding smelters are reported on the facility level. This effort left the number of named entities that are not possible for Philips to confirm to a total of 9. Philips is continuing to investigate these 9 in hopes of a confirmation.

As a result of focusing on improving the smelter data quality received from the priority suppliers, Philips was able to reduce the number of non-listed smelters from 85 reported in 2015 to 9 reported entities in 2016, as explained above.

Below, information is provided about the 311 recognized smelters that were matched with the CFSI smelter reference list. Philips submits the list of the 9 non-listed smelters to CFSI in order to help improve the coverage of and broadening the shared smelter database.

The majority of the smelters identified by the priority suppliers are located in Asia, with 85 smelters in China, followed by Indonesia (38) and Japan (28).

Results of the RCOI (Reasonable Country of Origin Inquiry)

	Gold	Ta	Tin	Tungsten	Total
Smelters known to source from the DRC	0	25	4	1	30
Smelters known to source from the DRC adjoining countries (not from the DRC itself)	0	6	1	4	11
Smelters known to process only recycled or scrap materials	17	2	3	2	24
Smelters known to source from outside the DRC or adjoining countries	7	41	64	38	150
Smelters that disclosed mineral country of origin to auditors only	69	0	0	0	69
Smelters with unknown mineral origin	40	4	17	6	67

For the 311 identified smelters, Philips used the CFSI Reasonable Country of Origin Inquiry report. This country of origin data is available for smelters that successfully completed a CFSP audit and chose to disclose their sourcing countries to the CFSI. 69 of the identified CFSP compliant smelters – all gold smelters – chose to disclose their mineral country of origin to the auditors only and not make it available for CFSI members. The table above shows the results of the RCOI. The total number shown in the table is not equal to the total number of identified smelters, because a smelter may fall into more than one category (e.g., a smelter can source from both DRC as well as from countries outside DRC).

In the CMRTs received, 130 suppliers indicated that their products contain 3TG metals that originated from the DRC or adjoining countries. Philips requested these suppliers to disclose which smelters were supplying the related minerals, and asked to provide additional information to confirm the conflict-free status of their supply chains. All 130 suppliers reported the names of smelters known to them to process the 3TG originating from the DRC or adjoining countries, and all these smelters were CFSP compliant.

4.	Due diligence framework & measures[7]

Framework

The Philips conflict minerals due diligence measures for the reporting period of calendar year 2016 have been designed to conform to the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (2016), as applicable for downstream companies.

Measures

Below is a description of the measures, Philips performed to exercise due diligence on the source and chain of custody of the necessary conflict minerals contained in Philips’ products.

•	Philips updated the position paper on responsible sourcing in relation to conflict minerals.

•	The conflict minerals team met once a month to review progress and results of supplier data collection, supplier due diligence and smelter identification. Internal performance reports are created for these meetings using the data from Supplier Sustainability Scorecards, with a detailed overview of the monthly progress of suppliers in the program, including highlights, lowlights, outlook for coming weeks, and identified risks.

[7]

The due diligence framework and measures, as set forth in Section 4 of this report have been audited by Ernst & Young Accountants LLP, Philips’ independent external auditor. The audit report is set forth as Exhibit A to this Conflict Minerals Report.

•	In total, 12 Supplier Sustainability Scorecards (Royal Philips only) were shared with senior management and the main topics addressed regarding Conflict Minerals included:

•	Progress of CMRT collection from priority suppliers

•	Status of supplier CMRTs meeting Philips’ acceptance criteria

•	Philips reached out to priority suppliers via a letter, explaining Philips’ expectations/requirements and requesting suppliers to fill out the CMRT. The letter is posted on the company conflict minerals website and was communicated to all priority suppliers.

•	Philips requested that the priority suppliers cascade the Philips request to source from CFSP (or equivalent) validated smelters only to their suppliers and ask them to do the same with their next tier partners in order to steer the supply chain to only use validated smelters.

•	Philips organized supplier webinar trainings in English and Chinese. The goal of the webinars was to raise awareness, explain Philips’ expectations towards suppliers regarding conflict minerals, and help suppliers in setting up their own conflict minerals program.

•	Philips requested priority suppliers to investigate their supply chain and report to Philips using the CMRT. When lack of progress was observed in supplier CMRT collection, Philips followed-up with suppliers and sent out multiple reminders via email and contacted them by phone.

•	Philips reviewed all received supplier CMRTs to evaluate whether they met the acceptance criteria related to completeness, adoption of a conflict-free policy, data collection from next tier suppliers, and smelter identification and disclosure. Suppliers with a CMRT that did not meet the acceptance criteria, did not provide complete information or provided information that was potentially inaccurate, were requested to take corrective actions and update their CMRT accordingly.

•	Philips reviewed the received supplier CMRTs to determine if there were any findings that indicated a need to conduct further due diligence and gather more detailed information and Philips pursued that course of action in a number of cases.

•	Philips compared smelters identified in supplier CMRTs against the list of smelters that were audited through CFSP or other independent third party audit programs.

•	As a member of the CFSI, Philips leveraged the due diligence conducted on smelters by the CFSI’s Conflict-Free Smelter Program (CFSP). This program uses independent third-party auditors to audit the source and chain of custody of the conflict minerals used by smelters that agree to participate in the CFSP.

•	Philips published the “Philips Conflict Minerals Declaration” on the Philips conflict minerals website, including a list of all smelters identified by the selected priority suppliers during 2016.

•	Philips filed the Conflict Minerals Report (and the Exhibits thereto) with the SEC for the reporting period 2013, 2014 and 2015 and is filing the Conflict Minerals Report for 2016 on 26th May 2017 as Exhibit 1.01 to Form SD. The report is available on the Philips conflict minerals website.

5.	Due diligence outcomes

To the best of our knowledge, none of the smelters identified in Philips’ supply chain are known to source 3TG that directly or indirectly benefit armed groups in the DRC. 257 (83%) of the 311 smelters identified by Philips participated in the CFSP or equivalent audit program. 244 (78%) of the identified smelters successfully passed the CFSP or equivalent audit, thereby confirming their conflict-free status under those standards. 13 (5%) of the identified smelters are in various stages of the audit (so called “CFSI active smelters”8). The remaining 54 (17%) identified smelters have not started a valid independent third party audit to confirm their conflict-free status. Accordingly, the conflict-free status of these 54 unaudited smelters as well as the 13 active smelters that are in various stages of the audit process is reported in this conflict minerals report as undeterminable.

Philips did not discontinue business with any direct suppliers in the reporting period because there was no reason to believe that any of the suppliers was purchasing 3TG that directly or indirectly finances or benefits armed groups in the DRC or adjoining countries. Philips nevertheless will review and potentially remove smelters from its supply chain when Philips has concerns regarding their due diligence process and/or sourcing practices. Given the fact that neither Philips nor its suppliers have a direct business relationship with the entities with respect to which Philips is further investigating concerns, the process takes time.

6.	Determination

Philips has not been able to confirm the identification of a conflict-free status under the CFSP standards for all smelters used in its supply chain. The number of smelters in the Philips supply chain validated through CFSP or equivalent audit scheme increased substantially compared to the previous years. None of the smelters identified in Philips’ supply chain is known to Philips as sourcing 3TG that directly or indirectly finances or benefits armed groups in the DRC or adjoining countries.

As a result of the due diligence measures performed, Philips provides below the known smelter facilities that may have been used to process 3TG metals contained in Philips products, and their conflict-free status. The conflict-free status is based on the CFSI RCOI report which the CFSI provides to its members.

[8]

CFSI active smelter and refiners are at various stages of the audit cycle (undergoing or committed to undergo the audit). The full definition of CFSI “active” smelters can be found here: http://www.conflictfreesourcing.org/active-smelters-refiners/

Philips includes the category “CFSI Active” as it shows smelters who committed to or are currently in the process of undertaking an audit. The list of smelter facilities provided in Section 8 of this Conflict Minerals Report includes all 311 entities that were confirmed to be smelters.

This conflict minerals report is intended to cover Philips’ entire product portfolio that uses 3TG. Given Philips’ large product portfolio and extensive supplier base, Philips does not have component level information from all of its 10,000 first tier suppliers. Resulting thereof, the approach is to conduct supply chain due diligence and report at the company level for the entire product portfolio, rather than for specific Philips products. This enables Philips to focus its efforts on building, maintaining, and improving a robust due diligence program that makes a difference for the communities in the DRC or adjoining countries.

7.	Steps to improve future due diligence

For the next reporting year, Philips plans to

•	Continue to leverage its position as strategic partner in the European Partnership for Responsible Minerals (EPRM), a public-private cooperation that supports and complements the forthcoming EU conflict minerals legislation. As a strategic partner, Philips will engage in responsible sourcing projects (with a scope broadened to conflict and high-risk areas world-wide as well as wider array of human rights related as well as environmental issues addressed) in order to increase the supply of and the demand for responsibly sourced minerals. Furthermore Philips will act as a liaison between EPRM and other responsible sourcing initiatives in which Philips participates (e.g. Dutch Covenant on Gold, Sustainable Tin Working Group or Responsible Mica Initiative).

•	Continue the engagement with existing industry programs and groups to encourage further adoption, improvement and reliability in relevant programs, tools and standards.

•	Continue to reach out to smelters to encourage their participation in relevant responsible sourcing initiatives.

•	Continue to work with priority suppliers to

•	help them understand and satisfy Philips responsible sourcing expectations

•	help them implement or further improve their due diligence process

•	investigate their supply chain and identify smelters

•	confirm the conflict-free status of identified smelters

•	Communicate to priority suppliers Philips’ expectation that they steer their supply chain towards CFSP (or equivalent) compliant smelters only.

8.	List of smelter facilities

The table below represents a consolidated list of smelters (311 in total) identified by Philips’ priority suppliers. The results are based on:

•	Information provided by the selected priority suppliers in their CMRTs

•	Smelter database information available to the CFSI members

•	CFSI smelter reference list, as included in the CMRT version 4.20 (released November 30, 2016)

•	RCOI report provided by the CFSI – version March 3rd, 2017

Metal	Smelter Name	Smelter ID	CFSP Compliant[9]	CFSI Active
Gold	Abington Reldan Metals, LLC	CID002708	NO	YES
Gold	Advanced Chemical Company	CID000015	YES	NO
Gold	Aida Chemical Industries Co., Ltd.	CID000019	YES	NO
Gold	Al Etihad Gold Refinery DMCC	CID002560	YES	NO
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035	YES	NO
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041	YES	NO
Gold	AngloGold Ashanti Córrego do Sítio Mineração	CID000058	YES	NO
Gold	Argor-Heraeus S.A.	CID000077	YES	NO
Gold	Asahi Pretec Corp.	CID000082	YES	NO
Gold	Asahi Refining Canada Ltd.	CID000924	YES	NO
Gold	Asahi Refining USA Inc.	CID000920	YES	NO
Gold	Asaka Riken Co., Ltd.	CID000090	YES	NO
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	CID000103	NO	NO
Gold	AU Traders and Refiners	CID002850	YES	NO
Gold	AURA-II	CID002851	NO	NO
Gold	Aurubis AG	CID000113	YES	NO
Gold	Bangalore Refinery	CID002863	NO	YES
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128	YES	NO
Gold	Boliden AB	CID000157	YES	NO
Gold	C. Hafner GmbH + Co. KG	CID000176	YES	NO
Gold	Caridad	CID000180	NO	NO
Gold	CCR Refinery – Glencore Canada Corporation	CID000185	YES	NO
Gold	Cendres + Métaux S.A.	CID000189	NO	YES
Gold	Chimet S.p.A.	CID000233	YES	NO
Gold	Chugai Mining	CID000264	NO	NO
Gold	Daejin Indus Co., Ltd.	CID000328	YES	NO
Gold	Daye Non-Ferrous Metals Mining Ltd.	CID000343	NO	NO
Gold	DODUCO GmbH	CID000362	YES	NO
Gold	Dowa	CID000401	YES	NO
Gold	DSC (Do Sung Corporation)	CID000359	YES	NO
Gold	Eco-System Recycling Co., Ltd.	CID000425	YES	NO
Gold	Elemetal Refining, LLC	CID001322	YES	NO

[9]	CFSP has mutual audit recognition with LBMA and RJC. This list includes compliant smelters under all 3 schemes.

Gold	Emirates Gold DMCC	CID002561	YES	NO
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	CID000522	NO	NO
Gold	Gujarat Gold Centre	CID002852	NO	NO
Gold	Geib Refining Corporation	CID002459	NO	YES
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CID001909	NO	NO
Gold	Guangdong Jinding Gold Limited	CID002312	NO	NO
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CID000651	NO	NO
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CID000671	NO	NO
Gold	Heimerle + Meule GmbH	CID000694	YES	NO
Gold	Heraeus Ltd. Hong Kong	CID000707	YES	NO
Gold	Heraeus Precious Metals GmbH & Co. KG	CID000711	YES	NO
Gold	Hunan Chenzhou Mining Co., Ltd.	CID000767	NO	NO
Gold	HwaSeong CJ Co., Ltd.	CID000778	NO	NO
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CID000801	YES	NO
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807	YES	NO
Gold	Istanbul Gold Refinery	CID000814	YES	NO
Gold	Japan Mint	CID000823	YES	NO
Gold	Jiangxi Copper Co., Ltd.	CID000855	YES	NO
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CID000927	YES	NO
Gold	JSC Uralelectromed	CID000929	YES	NO
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937	YES	NO
Gold	Kaloti Precious Metals	CID002563	NO	NO
Gold	Kazakhmys Smelting LLC	CID000956	NO	NO
Gold	Kazzinc	CID000957	YES	NO
Gold	Kennecott Utah Copper LLC	CID000969	YES	NO
Gold	KGHM Polska Miedź Spó Ika Akcyjna	CID002511	NO	YES
Gold	Kojima Chemicals Co., Ltd.	CID000981	YES	NO
Gold	Korea Zinc Co., Ltd.	CID002605	YES	NO
Gold	Kyrgyzaltyn JSC	CID001029	YES	NO
Gold	L azurde Company For Jewelry	CID001032	NO	NO
Gold	Lingbao Gold Co., Ltd.	CID001056	NO	NO
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CID001058	NO	NO
Gold	LS-NIKKO Copper Inc.	CID001078	YES	NO
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CID001093	NO	NO
Gold	Materion	CID001113	YES	NO
Gold	Matsuda Sangyo Co., Ltd.	CID001119	YES	NO
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149	YES	NO
Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152	YES	NO
Gold	Metalor Technologies (Suzhou) Ltd.	CID001147	YES	NO
Gold	Metalor Technologies S.A.	CID001153	YES	NO
Gold	Metalor USA Refining Corporation	CID001157	YES	NO
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	CID001161	YES	NO

Gold	Mitsubishi Materials Corporation	CID001188	YES	NO
Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193	YES	NO
Gold	MMTC-PAMP India Pvt., Ltd.	CID002509	YES	NO
Gold	Modeltech Sdn Bhd	CID002857	NO	YES
Gold	Morris and Watson	CID002282	NO	NO
Gold	Moscow Special Alloys Processing Plant	CID001204	YES	NO
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	CID001220	YES	NO
Gold	Navoi Mining and Metallurgical Combinat	CID001236	NO	YES
Gold	Nihon Material Co., LTD	CID001259	YES	NO
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	CID002779	YES	NO
Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325	YES	NO
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	CID001326	YES	NO
Gold	OJSC Novosibirsk Refinery	CID000493	YES	NO
Gold	PAMP S.A.	CID001352	YES	NO
Gold	Penglai Penggang Gold Industry Co., Ltd.	CID001362	NO	NO
Gold	Prioksky Plant of Non-Ferrous Metals	CID001386	YES	NO
Gold	PT Aneka Tambang (Persero) Tbk	CID001397	YES	NO
Gold	PX Précinox S.A.	CID001498	YES	NO
Gold	Rand Refinery (Pty) Ltd.	CID001512	YES	NO
Gold	Remondis Argentia B.V.	CID002582	NO	NO
Gold	Republic Metals Corporation	CID002510	YES	NO
Gold	Royal Canadian Mint	CID001534	YES	NO
Gold	SAAMP	CID002761	NO	NO
Gold	Sabin Metal Corp.	CID001546	NO	NO
Gold	SAFINA A.S.	CID002290	NO	NO
Gold	Sai Refinery	CID002853	NO	NO
Gold	Samduck Precious Metals	CID001555	YES	NO
Gold	Samwon Metals Corp.	CID001562	NO	NO
Gold	SAXONIA Edelmetalle GmbH	CID002777	YES	NO
Gold	Schone Edelmetaal B.V.	CID001573	YES	NO
Gold	SEMPSA Joyería Platería S.A.	CID001585	YES	NO
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CID001619	NO	NO
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CID001622	YES	NO
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CID001736	YES	NO
Gold	Singway Technology Co., Ltd.	CID002516	YES	NO
Gold	So Accurate Group, Inc.	CID001754	NO	NO
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756	YES	NO
Gold	Solar Applied Materials Technology Corp.	CID001761	YES	NO
Gold	Sumitomo Metal Mining Co., Ltd.	CID001798	YES	NO
Gold	T.C.A S.p.A	CID002580	YES	NO

Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	YES	NO
Gold	The Refinery of Shandong Gold Mining Co. Ltd	CID001916	YES	NO
Gold	Tokuriki Honten Co., Ltd	CID001938	YES	NO
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CID001947	NO	NO
Gold	TOO Tau-Ken-Altyn	CID002615	NO	NO
Gold	Torecom	CID001955	YES	NO
Gold	Umicore Brasil Ltda.	CID001977	YES	NO
Gold	Umicore Precious Metals Thailand	CID002314	YES	NO
Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980	YES	NO
Gold	United Precious Metal Refining, Inc.	CID001993	YES	NO
Gold	Universal Precious Metals Refining Zambia	CID002854	NO	NO
Gold	Valcambi S.A.	CID002003	YES	NO
Gold	Western Australian Mint trading as The Perth Mint	CID002030	YES	NO
Gold	WIELAND Edelmetalle GmbH	CID002778	YES	NO
Gold	Yamamoto Precious Metal Co., Ltd.	CID002100	YES	NO
Gold	Yokohama Metal Co., Ltd	CID002129	YES	NO
Gold	Yunnan Copper Industry Co., Ltd.	CID000197	NO	NO
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	YES	NO
Gold	Zijin Mining Group Co. Ltd. Gold Refinery	CID002243	YES	NO
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211	YES	NO
Tantalum	Conghua Tantalum and Niobium Smeltry	CID000291	YES	NO
Tantalum	D Block Metals, LLC	CID002504	YES	NO
Tantalum	Duoluoshan	CID000410	YES	NO
Tantalum	E.S.R. Electronics	CID002590	NO	NO
Tantalum	Exotech Inc.	CID000456	YES	NO
Tantalum	F&X Electro-Materials Ltd.	CID000460	YES	NO
Tantalum	FIR Metals & Resource Ltd.	CID002505	YES	NO
Tantalum	Global Advanced Metals Aizu	CID002558	YES	NO
Tantalum	Global Advanced Metals Boyertown	CID002557	YES	NO
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CID000616	YES	NO
Tantalum	H.C. Starck Co., Ltd.	CID002544	YES	NO
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547	YES	NO
Tantalum	H.C. Starck Inc.	CID002548	YES	NO
Tantalum	H.C. Starck Ltd.	CID002549	YES	NO
Tantalum	H.C. Starck Smelting GmbH & Co. KG	CID002550	YES	NO
Tantalum	H.C. Starck GmbH Laufenburg	CID002546	NO	NO
Tantalum	H.C. Starck GmbH Goslar	CID002545	YES	NO
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492	YES	NO
Tantalum	Hi-Temp Specialty Metals, Inc.	CID000731	YES	NO
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512	YES	NO
Tantalum	Jiangxi Tuohong New Raw Material	CID002842	YES	NO

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914	YES	NO
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917	YES	NO
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506	YES	NO
Tantalum	KEMET Blue Metals	CID002539	YES	NO
Tantalum	KEMET Blue Powder	CID002568	YES	NO
Tantalum	King-Tan Tantalum Industry Ltd	CID000973	YES	NO
Tantalum	LSM Brasil S.A.	CID001076	YES	NO
Tantalum	Metallurgical Products India Pvt., Ltd.	CID001163	YES	NO
Tantalum	Mineração Taboca S.A.	CID001175	YES	NO
Tantalum	Mitsui Mining and Smelting Co., Ltd.	CID001192	YES	NO
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	YES	NO
Tantalum	Molycorp Silmet A.S.	CID001200	YES	NO
Tantalum	Plansee SE Liezen	CID002540	NO	NO
Tantalum	Plansee SE Reutte	CID002556	NO	NO
Tantalum	Power Resources Ltd.	CID002847	YES	NO
Tantalum	QuantumClean	CID001508	YES	NO
Tantalum	Resind Indústria e Comércio Ltda.	CID002707	YES	NO
Tantalum	RFH Tantalum Smeltry Co., Ltd	CID001522	YES	NO
Tantalum	Solikamsk Magnesium Works OAO	CID001769	YES	NO
Tantalum	Taki Chemical Co., Ltd.	CID001869	YES	NO
Tantalum	Telex Metals	CID001891	YES	NO
Tantalum	Tranzact, Inc.	CID002571	YES	NO
Tantalum	Ulba Metallurgical Plant JSC	CID001969	YES	NO
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CID002508	YES	NO
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CID002307	YES	NO
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	CID002232	YES	NO
Tin	Alpha	CID000292	YES	NO
Tin	An Thai Minerals Co., Ltd.	CID002825	NO	NO
Tin	An Vinh Joint Stock Mineral Processing Company	CID002703	NO	YES
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228	YES	NO
Tin	China Tin Group Co., Ltd.	CID001070	YES	NO
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CID000278	NO	NO
Tin	Cooperativa Metalurgica de Rondônia Ltda.	CID000295	YES	NO
Tin	CV Ayi Jaya	CID002570	YES	NO
Tin	CV Dua Sekawan	CID002592	YES	NO
Tin	CV Gita Pesona	CID000306	YES	NO
Tin	CV Serumpun Sebalai	CID000313	YES	NO
Tin	CV Tiga Sekawan	CID002593	YES	NO
Tin	CV United Smelting	CID000315	YES	NO
Tin	CV Venus Inti Perkasa	CID002455	YES	NO
Tin	Dowa	CID000402	YES	NO

Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	CID002572	NO	YES
Tin	Elmet S.L.U.	CID002774	YES	NO
Tin	EM Vinto	CID000438	YES	NO
Tin	Estanho de Rondônia S.A.	CID000448	NO	NO
Tin	Fenix Metals	CID000468	YES	NO
Tin	Gejiu Fengming Metalurgy Chemical Plant	CID002848	YES	NO
Tin	Gejiu Jinye Mineral Company	CID002859	YES	NO
Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942	NO	YES
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	YES	NO
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908	NO	YES
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555	NO	NO
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CID002849	YES	NO
Tin	HuiChang Hill Tin Industry Co., Ltd.	CID002844	YES	NO
Tin	Huichang Jinshunda Tin Co., Ltd.	CID000760	NO	NO
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CID000244	YES	NO
Tin	Magnu’s Minerais Metais e Ligas Ltda.	CID002468	YES	NO
Tin	Malaysia Smelting Corporation (MSC)	CID001105	YES	NO
Tin	Melt Metais e Ligas S.A.	CID002500	YES	NO
Tin	Metallic Resources, Inc.	CID001142	YES	NO
Tin	Metallo-Chimique N.V.	CID002773	YES	NO
Tin	Mineração Taboca S.A.	CID001173	YES	NO
Tin	Minsur	CID001182	YES	NO
Tin	Mitsubishi Materials Corporation	CID001191	YES	NO
Tin	Modeltech Sdn Bhd	CID002858	NO	YES
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CID001231	NO	YES
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	CID002573	NO	NO
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	YES	NO
Tin	O.M. Manufacturing Philippines, Inc.	CID002517	YES	NO
Tin	Operaciones Metalurgical S.A.	CID001337	YES	NO
Tin	Phoenix Metal Ltd.	CID002507	NO	NO
Tin	PT Aries Kencana Sejahtera	CID000309	YES	NO
Tin	PT Artha Cipta Langgeng	CID001399	YES	NO
Tin	PT ATD Makmur Mandiri Jaya	CID002503	YES	NO
Tin	PT Babel Inti Perkasa	CID001402	YES	NO
Tin	PT Bangka Prima Tin	CID002776	YES	NO
Tin	PT Bangka Tin Industry	CID001419	YES	NO
Tin	PT Belitung Industri Sejahtera	CID001421	YES	NO
Tin	PT Bukit Timah	CID001428	YES	NO
Tin	PT Cipta Persada Mulia	CID002696	YES	NO
Tin	PT DS Jaya Abadi	CID001434	YES	NO
Tin	PT Eunindo Usaha Mandiri	CID001438	YES	NO
Tin	PT Inti Stania Prima	CID002530	YES	NO
Tin	PT Justindo	CID000307	NO	NO

Tin	PT Karimun Mining	CID001448	YES	NO
Tin	PT Kijang Jaya Mandiri	CID002829	YES	NO
Tin	PT Mitra Stania Prima	CID001453	YES	NO
Tin	PT O.M. Indonesia	CID002757	YES	NO
Tin	PT Panca Mega Persada	CID001457	YES	NO
Tin	PT Prima Timah Utama	CID001458	YES	NO
Tin	PT Refined Bangka Tin	CID001460	YES	NO
Tin	PT Sariwiguna Binasentosa	CID001463	YES	NO
Tin	PT Stanindo Inti Perkasa	CID001468	YES	NO
Tin	PT Sukses Inti Makmur	CID002816	YES	NO
Tin	PT Sumber Jaya Indah	CID001471	YES	NO
Tin	PT Timah (Persero) Tbk Kundur	CID001477	YES	NO
Tin	PT Timah (Persero) Tbk Mentok	CID001482	YES	NO
Tin	PT Tinindo Inter Nusa	CID001490	YES	NO
Tin	PT Tirus Putra Mandiri	CID002478	NO	NO
Tin	PT Tommy Utama	CID001493	YES	NO
Tin	PT Wahana Perkit Jaya	CID002479	YES	NO
Tin	Resind Indústria e Comércio Ltda.	CID002706	YES	NO
Tin	Rui Da Hung	CID001539	YES	NO
Tin	Soft Metais Ltda.	CID001758	YES	NO
Tin	Thaisarco	CID001898	YES	NO
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	CID002574	NO	NO
Tin	VQB Mineral and Trading Group JSC	CID002015	YES	NO
Tin	White Solder Metalurgia e Mineração Ltda.	CID002036	YES	NO
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	NO	YES
Tin	Yunnan Tin Company Limited	CID002180	YES	NO
Tungsten	A.L.M.T. TUNGSTEN Corp.	CID000004	YES	NO
Tungsten	ACL Metais Eireli	CID002833	NO	NO
Tungsten	Asia Tungsten Products Vietnam Ltd.	CID002502	YES	NO
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513	YES	NO
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	YES	NO
Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	CID002518	NO	NO
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CID000345	NO	NO
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CID000499	YES	NO
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	YES	NO
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	YES	NO
Tungsten	Ganzhou Seadragon W&Mo Co., Ltd.	CID002494	YES	NO
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CID002536	NO	NO
Tungsten	Global Tungsten & Powders Corp.	CID000568	YES	NO
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218	YES	NO
Tungsten	H.C. Starck Smelting GmbH & Co.KG	CID002542	YES	NO
Tungsten	H.C. Starck GmbH	CID002541	YES	NO

Tungsten	Hunan Chenzhou Mining Co., Ltd.	CID000766	YES	NO
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CID002579	YES	NO
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	YES	NO
Tungsten	Hydrometallurg, JSC	CID002649	YES	NO
Tungsten	Japan New Metals Co., Ltd.	CID000825	YES	NO
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551	YES	NO
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CID002647	NO	NO
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	YES	NO
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CID002313	NO	NO
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318	YES	NO
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317	YES	NO
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CID002535	YES	NO
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316	YES	NO
Tungsten	Kennametal Fallon	CID000966	YES	NO
Tungsten	Kennametal Huntsville	CID000105	YES	NO
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319	YES	NO
Tungsten	Moliren Ltd	CID002845	YES	NO
Tungsten	Niagara Refining LLC	CID002589	YES	NO
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	CID002543	YES	NO
Tungsten	Philippine Chuangxin Industrial Co., Inc.	CID002827	YES	NO
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CID002815	YES	NO
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	CID001889	YES	NO
Tungsten	Unecha Refractory metals plant	CID002724	YES	NO
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd	CID002011	YES	NO
Tungsten	Wolfram Bergbau und Hütten AG	CID002044	YES	NO
Tungsten	Woltech Korea Co., Ltd.	CID002843	YES	NO
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	YES	NO
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	YES	NO
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CID002830	YES	NO
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095	YES	NO

9.	Independent private sector audit

Philips obtained an independent external auditor’s assurance report of whether the design of Philips’ due diligence framework (as described in Section 4) conforms to a recognized due diligence framework and whether the description of the due diligence performance in the Conflict Minerals Reports (as described in Section 4) is consistent with the due diligence measures Philips undertook. This report is set forth as Exhibit A to this report.

10.	Data sources used

•	CFSI Reasonable Country of Origin Inquiry report – version March 3rd, 2017

•	CMRTs received from priority suppliers until March 2017

•	CFSI smelter reference list, as included in the CMRT version 4.20 (released November 30, 2016)

•	Smelter database information available to the CFSI members

11.	Abbreviations

Abbreviation	Term
3TG	Tin, tantalum, tungsten, and gold
CFSI	Conflict Free Sourcing Initiative
CFSP	Conflict Free Smelter Program
CMRT	CFSI Conflict Minerals Reporting Template
EICC	Electronics Industry Citizenship Coalition
Form SD	Specialized Disclosure Form
GeSI	Global e-Sustainability Initiative
OECD	Organization for Economic Cooperation and Development
RCOI	Reasonable Country of Origin Inquiry
SEC	Securities and Exchange Commission
SSD	Supplier Sustainability Declaration

Exhibit A – Independent Auditors’ Report

Independent auditors’ report

To:	the supervisory board and shareholders of Koninklijke Philips N.V.

Our opinion

We have conducted a performance audit on the information in section 4 Due diligence framework & measures of the Conflict Minerals Report of Koninklijke Philips N.V. (the Company), based in Eindhoven, the Netherlands for the year ended December 31, 2016.

In our opinion:

•	the design of the Company’s due diligence framework with respect to the reporting period from January 1 to December 31, 2016, as referred to in paragraph Framework of section 4 Due diligence framework & measures of the Conflict Minerals Report is in conformity, in all material respects, with the criteria set forth in the OECD Due Diligence Guidance that the Company used, and

•	the Company’s description of the due diligence measures it performed as set forth in paragraph Measures of section 4 Due diligence framework & measures of the Conflict Minerals Report with respect to the reporting period from January 1 to December 31, 2016, is consistent, in all material respects, with the due diligence process that the Company actually undertook.

We do not express an opinion or any other form of assurance on any other information included in any section of the Conflict Minerals Report other than section 4 Due diligence framework & measures.

Basis for our opinion

We conducted this performance audit in accordance with ‘International Standard on Assurance Engagements (ISAE) 3000, Assurance Engagements other than Audits or Reviews of Historical Financial Information’, issued by the International Auditing and Assurance Standards Board, and the standards applicable to performance audits contained in Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain sufficient and appropriate evidence to provide a reasonable basis for our opinion.

We believe that the evidence obtained provides a reasonable basis for our opinion.

Responsibilities of management

Management is responsible for the design of the Company’s due diligence framework and the description of the Company’s due diligence measures set forth in the Conflict Minerals Report, and performance of the due diligence measures. Management of the Company is also responsible for the preparation of the Conflict Minerals Report.

Furthermore, management is responsible for such internal control as it determines is necessary to enable the preparation of the Conflict Minerals Report that is free from material misstatement, whether due to fraud or errors.

Our responsibilities

Our responsibility is to plan and perform the performance audit in a manner that allows us to obtain sufficient and appropriate audit evidence for our opinion. This includes examining, on a test basis, evidence about the design of the Company’s due diligence framework and the description of the due diligence measures the Company performed, and performing such other procedures as we considered necessary in the circumstances. Our performance audit is aimed at obtaining reasonable assurance.

We have complied with the Code of Ethics for Professional Accountants issued by the International Ethics Standards Board for Accountants, which includes independence and other requirements founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behavior. In accordance with International Standard on Quality Control 1, we maintain a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

We have audited:

•	whether the design of the Company’s due diligence framework as set forth in paragraph Framework of section 4 Due diligence framework & measures of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2016, is in conformity, in all material respects, with the criteria set forth in the Organization of Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition 2016 (OECD Due Diligence Guidance), and

•	whether the Company’s description of the due diligence measures it performed, as set forth in paragraph Measures of section 4 Due diligence framework & measures of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2016, is consistent, in all material respects, with the due diligence process that the Company actually undertook.

Our performance audit was not conducted for the purpose of evaluating:

•	The consistency of the due diligence measures that the Company performed with either the design of the Company’s due diligence framework or the OECD Due Diligence Guidance

•	The completeness of the Company’s description of the due diligence measures performed

•	The suitability of the design or operating effectiveness of the Company’s due diligence process

•	Whether a third party can determine from the Conflict Minerals Report if the due diligence measures the Company performed are consistent with the OECD Due Diligence Guidance

Accordingly, we do not express an opinion or provide any other form of assurance on the aforementioned matters or any other matters included in any section of the Conflict Minerals Report other than the design of the Company’s due diligence framework and the Company’s description of the due diligence measures it performed as set forth section 4 ‘Due diligence framework & measures’.

Amsterdam, The Netherlands

May 26, 2017

/s/ Ernst & Young Accountants LLP